                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 9)1

                               SL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.20 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    784413106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 12, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the
following box |_|.

            NOTE.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 12 Pages)

--------
     1      The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 2 of 12 Pages
-----------------------------------              -------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    623,150
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                623,150
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     623,150
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 3 of 12 Pages
-----------------------------------              -------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  WARREN G. LICHTENSTEIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    633,450
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                633,450
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     633,450
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     11.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 4 of 12 Pages
-----------------------------------              -------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   217,350
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.8%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 5 of 12 Pages
-----------------------------------              -------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    217,350
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                217,350
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     217,350
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 6 of 12 Pages
-----------------------------------              -------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        GLEN KASSAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 7 of 12 Pages
-----------------------------------              -------------------------------

================================================================================
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               JAMES R. HENDERSON
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                -0-
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                    8     SHARED VOTING POWER

                            -0-
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                            -0-
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

                  -0-
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                              |_|
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

                  IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 8 of 12 Pages
-----------------------------------              -------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             STEVEN WOLOSKY
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
               OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                  |_|
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
 NUMBER OF       7     SOLE VOTING POWER
   SHARES
BENEFICIALLY             -0-
  OWNED BY
    EACH
 REPORTING   -------------------------------------------------------------------
PERSON WITH
                 8     SHARED VOTING POWER

                         -0-
--------------------------------------------------------------------------------
                 9     SOLE DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
                10     SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                -0-
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                |_|
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                0%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 9 of 12 Pages
-----------------------------------              -------------------------------

================================================================================

     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              THE RORID COMMITTEE
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                 OO
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                  |_|
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                  850,800
  OWNED BY
    EACH
 REPORTING     -----------------------------------------------------------------
PERSON WITH
                   8      SHARED VOTING POWER

                              -0-
--------------------------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                              850,800
--------------------------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                850,800
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                14.9%
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 10 of 12 Pages
-----------------------------------              -------------------------------

            The following constitutes Amendment No. 9 ("Amendment No. 9") to the
Schedule 13D filed by the undersigned.  This Amendment No. 9 amends the Schedule
13D as specifically set forth.

   Item 2 is hereby amended and restated as follows:

Item 2.          Identity and Background.
                 ------------------------

                 (a) This  Statement  is filed on behalf of Steel  Partners  II,
L.P.,  a  Delaware  limited   partnership   ("Steel  Partners  II"),  Warren  G.
Lichtenstein,   Newcastle   Partners,   L.P.,   a  Texas   limited   partnership
("Newcastle"),  Mark E. Schwarz, Glen Kassan, James R. Henderson, Steven Wolosky
and The RORID Committee (the "Committee").

                 Each of the foregoing  are referred to as a "Reporting  Person"
and  collectively  as the  "Reporting  Persons".  By virtue of his position with
Steel  Partners  II, Mr.  Lichtenstein  has the power to vote and dispose of the
Issuer's  Shares  owned by Steel  Partners  II. By virtue of his  position  with
Newcastle,  Mark E.  Schwarz has the power to vote and  dispose of the  Issuer's
Shares owned by Newcastle.  Each of the Reporting  Persons is party to a certain
Joint  Filing  Agreement,  as  further  described  in Item 6.  Accordingly,  the
Reporting Persons are hereby filing a joint Schedule 13D.

                 Steel Partners  L.L.C., a Delaware  limited  liability  company
("Partners  LLC"),  is the  general  partner  of  Steel  Partners  II.  The sole executive officer and managing member of Partners LLC is Warren G. Lichtenstein, who is Chairman of the Board, Chief Executive Officer and Secretary.

                 Newcastle  Capital  Group,  L.L.C.,  a Texas limited  liability company  ("Newcastle  Group")  is  the  general  partner  of  Newcastle  Capital
Management, L.P., a Texas limited partnership ("Newcastle Management"), which is the general  partner of  Newcastle.  Mark E. Schwarz is the  managing  member of
Newcastle Group.

                 James R.  Henderson  and Glen  Kassan  are  employees  of Steel
Partners Services, Ltd., an affiliate of Steel Partners II.

                 Steven Wolosky is a partner in the law firm of Olshan  Grundman
Frome Rosenzweig & Wolosky LLP.

                 The Committee is composed of Steel Partners II, Newcastle,  and
Messrs.  Lichtenstein,  Schwarz, Kassan, Henderson and Wolosky. The Committee is
not a business entity and has no place of organization.

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 11 of 12 Pages
-----------------------------------              -------------------------------

                 (b) The  principal  business  address  of  Steel  Partners  II,
Partners LLC, Warren G.  Lichtenstein,  James R. Henderson,  Glen Kassan and the
Committee is 150 East 52nd Street, 21st Floor, New York, New York 10022.

                 The principal  business address of Newcastle,  Newcastle Group,
Newcastle  Management  and Mark E.  Schwarz is 200  Crescent  Court,  Suite 670,
Dallas, Texas 75201.

                 The principal  business  address of Steven  Wolosky is 505 Park
Avenue, New York, New York 10022.

                 (c) The  principal  business/occupation  of Steel  Partners II,
Partners LLC and Messrs. Lichtenstein,  Henderson and Kassan is investing in the securities of small-cap companies.

                 The  principal  business/occupation  of  Newcastle,   Newcastle
Group,  Newcastle  Management and Mr. Schwarz is the purchase,  sale,  exchange, acquisition and holding of investment securities.

                 Steven Wolosky is a partner in the law firm of Olshan  Grundman
Frome Rosenzweig & Wolosky LLP.

                 (d) None of the persons  referred to in this Item 2 has, during the last five years, been convicted in a criminal proceeding  (excluding traffic violations or similar misdemeanors).

                 (e) None of the persons  referred to in this Item 2 has, during the  last  five  years,  been  party  to a civil  proceeding  of a  judicial  or administrative body of competent jurisdiction and as a result of such proceeding was or is  subject  to a  judgment,  decree  or  final  order  enjoining  future violations  of, or prohibiting  or mandating  activities  subject to, federal or state securities laws or finding any violation with respect to such law.

                 (f)  Messrs.  Lichtenstein,   Schwarz,  Henderson,  Kassan  and
Wolosky are citizens of the United States of America.

      Item 4 is hereby amended to add the following:

                 On December 12, 2001,  the Committee  filed with the Securities and Exchange  Commission a Definitive  Proxy  Statement in  connection  with the solicitation  of proxies  for the  election of Warren G.  Lichtenstein,  Mark E.
Schwarz,  Glen  Kassan,  James R.  Henderson  and Steven  Wolosky,  as set forth
therein,   to  the  Issuer's  Board  of  Directors  at  the  annual  meeting  of stockholders scheduled to be held on January 22, 2002.

-----------------------------------              -------------------------------
CUSIP No. 784413106                     13D            Page 12 of 12 Pages
-----------------------------------              -------------------------------

                                   SIGNATURES
                                   ----------

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:      December 13, 2001          STEEL PARTNERS II, L.P.

                                            By:    Steel Partners, L.L.C.
                                                   its General Partner

                                            By:    /s/ Warren G. Lichtenstein
                                                   -----------------------------
                                            Name:  Warren G. Lichtenstein
                                            Title: Chief Executive Officer

                                   /s/ Warren G. Lichtenstein
                                   ---------------------------------------------
                                   WARREN G. LICHTENSTEIN

                                   NEWCASTLE PARTNERS, L.P.

                                            By: NEWCASTLE CAPITAL
                                                MANAGEMENT, L.P.
                                                its General Partner

                                            By: NEWCASTLE CAPITAL GROUP,
                                                L.L.C.,
                                                its General Partner

                                            By: /s/ Mark E. Schwarz
                                                --------------------------------
                                            Name:  Mark E. Schwarz
                                            Title: Managing Member

                                   /s/ Mark E. Schwarz
                                   ---------------------------------------------
                                   MARK E. SCHWARZ

                                   /s/ Glen Kassan
                                   ---------------------------------------------
                                   GLEN KASSAN

                                   /s/ James R. Henderson
                                   ---------------------------------------------
                                   JAMES R. HENDERSON

                                   /s/ Steven Wolosky
                                   ---------------------------------------------
                                   STEVEN WOLOSKY